                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT /X/       FILED BY A PARTY OTHER THAN THE REGISTRANT / /
- --------------------------------------------------------------------------------
Check the appropriate box:
/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              PRIMARK CORPORATION
                (Name of Registrant as Specified In Its Charter)

       ------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or Item
    22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

- --------------------------------------------------------------------------------

[LOGO]

- --------------------------------------------------------------------------------
Joseph E. Kasputys                                          Primark Corporation
Chairman, President and                                     1000 Winter Street
Chief Executive Officer                                     Suite 4300
(617) 487-2102                                              Waltham, MA 02154

April 4, 1996

Dear Shareholder:

Your Board of Directors cordially invites you to attend the 1996 Annual Meeting of Shareholders which will be held at 11:00 a.m. on Wednesday, May 22, 1996 at the Colonial Hilton Hotel, 127 Walnut Street, Lynnfield, Massachusetts. Details regarding the business of the meeting are contained in the following Notice of Annual Meeting of Shareholders and Proxy Statement.

I look forward with the other members of the Board of Directors to the opportunity of greeting personally those shareholders who are able to attend the meeting. However, regardless of whether you attend the meeting, it is important that your shares be represented. Accordingly, we urge you to sign the enclosed Proxy and return it to us promptly in the envelope provided.

Your continued support is very much appreciated.

Sincerely,

/s/ Joseph E. Kasputys
Joseph E. Kasputys

                                    [LOGO]
                                 CORPORATION
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 22, 1996
To the Shareholders:

     Notice is hereby given that the Annual Meeting of Shareholders of Primark Corporation will be held at the Colonial Hilton Hotel, 127 Walnut Street, Lynnfield, Massachusetts on Wednesday, May 22, 1996 at 11:00 a.m. for the following purposes:

     (1) To elect a board of seven directors;

     (2) To approve the Long-Term Incentive Agreement dated as of February 29, 1996 with Mr. John C. Holt, the President and Chief Executive Officer of TASC, Inc. and Executive Vice President and a director of Primark Corporation;

     (3) To ratify the appointment of Deloitte & Touche LLP as independent auditors for the year ending December 31, 1996; and

     (4) To transact such other business as may properly come before the meeting.

     Shareholders of record at the close of business on March 27, 1996 will be entitled to vote at the meeting.

     You are cordially invited to attend the Annual Meeting in person. Regardless of whether you expect to attend the meeting in person, the Board of Directors urges you to sign, date and promptly return the enclosed Proxy in the accompanying envelope.

                                             By Order of the Board of Directors,

                                             /s/ Michael R. Kargula
                                             --------------------------------
                                                 Michael R. Kargula
                                                 Senior Vice President,
                                                 General Counsel and Secretary
April 4, 1996

- -------------------------------------------------------------------------------
                                   IMPORTANT
Even if you expect to attend the Annual Meeting, regardless of the size of your shareholdings, it is requested that you promptly date and sign the enclosed form of Proxy and return it in the envelope provided. If you are able to attend the meeting and wish to vote your shares personally, you may do so at any time before your Proxy is voted.
- -------------------------------------------------------------------------------

                                    [LOGO]
                                 CORPORATION

                                PROXY STATEMENT
                                    FOR THE
                      1996 ANNUAL MEETING OF SHAREHOLDERS

GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation of Proxies by the Board of Directors ("Board" or "Primark Board") of Primark Corporation (hereinafter referred to as "Primark" or the "Company"), 1000 Winter Street, Suite 4300, Waltham, Massachusetts 02154, to be voted at the 1996 Annual Meeting of Shareholders of the Company to be held at the Colonial Hilton Hotel, 127 Walnut Street, Lynnfield, Massachusetts on Wednesday, May 22, 1996 at 11:00 a.m., and at any adjournments thereof. The Proxy Statement and form of Proxy are first being sent to shareholders on or about April 4, 1996.

     As of March 27, 1996, the record date for determination of shareholders entitled to notice of and to vote at the meeting, there were 23,596,186 shares of Common Stock of the Company ("Shares" or "Common Stock") outstanding. Each outstanding Share is entitled to one vote on all matters which may come before the Annual Meeting. All Shares which are represented by signed Proxies received at or prior to the meeting from shareholders of record will be voted at the Annual Meeting in accordance with the instructions indicated on such Proxies. Executed but unmarked Proxies will be voted as recommended by the Board. A Proxy may be revoked by the person executing it at any time before the authority thereby granted is exercised by notifying the Secretary of the Company in writing, or by delivering to the Secretary of the Company a Proxy bearing a later date, or by attending the Annual Meeting and voting in person.

     In accordance with Michigan corporate law, the Company's Articles of Incorporation and by-laws, each nominee for director will be elected upon receiving a plurality of the votes cast at the meeting, assuming that a quorum is present. For purposes of determining the number of votes cast with respect to the election of directors and many other voting matters, only those cast "for" or "against" are included. Proxies containing abstentions, withheld votes, or broker non-votes will be counted as present for purposes of determining a quorum, but will not be counted as votes cast at the meeting. Actions other than the election of directors are ordinarily authorized by a majority of the votes cast. Certain matters, however, require either a majority of the outstanding shares entitled to vote or a majority of the shares present and entitled to vote. As to any of such matters, an abstention or a broker non-vote has the same effect as a vote against the proposal.

OTHER MATTERS

     Except as set forth herein, the Board has no knowledge of any other matters to come before the meeting. If, however, any other matters properly come before the meeting upon which a vote may properly be taken, it is the intention of the persons named in the Proxy to vote the Proxy in accordance with their judgment on such matters.

ELECTION OF DIRECTORS (ITEM 1)

     Unless otherwise instructed on the Proxy, the persons named therein intend to vote the Proxy for the election of the following named persons as directors to hold office until the next Annual Meeting of Shareholders and until their successors have been duly elected and qualified. The Board believes that, if elected, each nominee will be able and willing to serve. However, Mr. Robert W. Stewart has expressed a desire to retire from the Board within the next twelve months. In the event of his retirement from the Board of Directors before the expiration of his term, the intention of the Board is to fill the vacancy created thereby with another qualified person. If any nominee should be unable or unwilling to serve as a director, the Board may select a substitute nominee and in that event the Proxy will be voted for the person so selected.

     Information as of January 31, 1996 concerning the Board of Directors' nominees for election as directors is set forth below.

     KEVIN J. BRADLEY, 67, served as the Chairman of Corporate Investment Associates, Inc., an investment management firm from November 1990 to September 1995. From November 1985 until October 31, 1990, he was a Limited Partner of Weiss Asset Management Limited Partnership, an investment management firm. From 1977 through November 1985 he served as Chairman and Chief Executive Officer of the Travelers Investment Management Company, a subsidiary of The Travelers Corporation (a financial services company). Mr. Bradley has been a director of the Company since 1981. He is Chairman of the Compensation Committee and a member of the Audit Committee of the Board.

     JOHN C. HOLT, 55, has served as the President and Chief Executive Officer of TASC, Inc. ("TASC"), an applied information technology company and a wholly-owned subsidiary of the Company, and Executive Vice President of the Company since April 4, 1994. From 1982 until

January 1994, Mr. Holt held the position of Executive Vice President of The Dun & Bradstreet Corporation ("D&B"), an information services company, and served as a director of that company from 1985 until 1994. In addition, Mr. Holt was the former Chairman, President and Chief Executive Officer of the A. C. Nielsen Company, a marketing information company and an affiliate of D&B. Mr. Holt has been a director of the Company since 1985. He is a member of the Nominating Committee of the Board.

     JOSEPH E. KASPUTYS, 59, has served as Chairman, President and Chief Executive Officer of the Company since May 1988. From June 1987 until May 1988, he served as President and Chief Operating Officer of the Company. Prior to joining the Company in June 1987, he was Executive Vice President of McGraw-Hill, Inc., a publishing and information services company. Prior to joining McGraw-Hill in 1985, he was President and Chief Executive Officer of Data Resources, Inc., an economic forecasting and consulting firm. Mr. Kasputys has been a director of the Company since 1987. He is a member of the Finance and Nominating Committees of the Board. Mr. Kasputys is also a director of Lifeline Systems, Inc.

     STEVEN LAZARUS, 64, is Managing Director of the ARCH Venture Partners L.P., a venture partnership investing in companies in the early stage of development, and has held that position since July 1994. From 1986 to 1994, he was President and Chief Executive Officer of Argonne National Laboratory/The University of Chicago Development Corporation ("ARCH"), which transforms scientific discoveries into viable high technology products and services. Prior to joining ARCH in October 1986, he was a Group Vice President at Baxter Travenol Laboratories, Inc., a manufacturer and distributor of hospital supplies and related medical equipment. Mr. Lazarus has been a director of the Company since 1987. He is Chairman of the Nominating Committee and a member of the Audit and Compensation Committees of the Board. Mr. Lazarus is also a director of Amgen Inc. and Illinois Superconductor Corporation.

     PATRICIA G. MCGINNIS, 48, is the President and Chief Executive Officer of the Council for Excellence in Government, a national membership organization of private sector leaders who have served as senior officials in government. From 1982 until May 1994, she was a principal at the public affairs consulting firm of Winner/Wagner & Francis (formerly the FMR Group). Previously, she served in various senior policy positions in the federal government including the Office of the Vice President, the Department of Health and Human Services, the Department of Commerce, the Office of Management and Budget and the Senate Budget Committee. Ms. McGinnis was elected to the Board on May 22, 1995. She is a member of the Compensation Committee of the Board.

     ROBERT W. STEWART, 71, served as Chairman and Chief Executive Officer of the Company from January 1982 until May 1988 and as President of the Company from January 1982 until

June 1987. Mr. Stewart has been a director of the Company since 1981. He is Chairman of the Finance Committee of the Board.

     CONSTANCE K. WEAVER, 43, is Senior Director - Investor Relations of Microsoft Corporation, a computer software company. From June 1993 through May 1995 she held the position of Vice President, Investor Relations of MCI Communications Corporation, a telecommunications company. From June 1991 until July 1993 and from January 1990 until May 1991, she held the position of Director, Investor Relations and Director, Corporate Communications, respectively, of that company. From 1988 until January 1990, she was the Executive Director, Business Week Executive Programs and Services Department for McGraw-Hill, Inc. Ms. Weaver was appointed to the Board on February 28, 1994. She is Chairwoman of the Audit Committee and a member of the Finance Committee of the Board.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     Members of the Board held an aggregate of six regular meetings and one special meeting during 1995 and also served on standing committees of the Board. For the 1995 period in which the director was a member of the Board, no director attended less than 75 percent of the (i) total number of meetings held by the Board, and (ii) total number of meetings held by all committees of the Board on which the director served. In addition to the Finance Committee, the Company has the following standing committees of the Board:

     Audit Committee -- The Audit Committee, which held two meetings during 1995, recommends to the Board the selection of independent auditors; reviews the scope of the independent audit and auditors' fees; reviews the annual financial statements and audit results, including auditors' recommendations; reviews the Company's internal control system; reviews the scope of the internal audit procedures and results of those procedures; and reviews the Company's policies relating to business conduct.

     Compensation Committee -- The Compensation Committee held three meetings during 1995. The Compensation Committee establishes the salaries and other direct compensation for all officers of the Company, annually reviews and makes recommendations to the Board with respect to the compensation to be paid to outside directors of the Company, and administers certain incentive plans of the Company.

     Nominating Committee -- The Nominating Committee, which held one meeting during 1995, is authorized to make recommendations to the Board concerning nominees for directors to be elected at the Company's Annual Meeting of Shareholders, nominees to fill vacancies on the Board, and policies relating to tenure and retirement of the Company's directors and successors to the Company's two highest ranking offices. The Nominating Committee accepts recommendations from shareholders of individuals to be considered as nominees for directors. In accordance with the Company's Articles of Incorporation, nominations for election to the

Board of Directors at a meeting of the shareholders may be made by the Board of Directors, on behalf of the Board of Directors by the Nominating Committee, or by any shareholder of the Company entitled to vote for the election of directors. Nominations, other than those made by or on behalf of the Board of Directors, shall be made by notice in writing, delivered to or mailed, and received by the Secretary of the Company at least 60 days but not more than 90 days prior to the anniversary date of the immediately preceding Annual Meeting. A shareholder's notice of nomination must contain certain information set forth in the Company's Articles of Incorporation concerning each person the shareholder proposes to nominate for election and the nominating shareholder. Shareholder nominations for election as directors at the 1996 Annual Meeting were required to have been received by March 25, 1996 in order to be considered timely. No such nominations were received by that date.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth the number of Shares beneficially owned as of March 1, 1996 by each director, the chief executive officer and the four other most highly compensated executive officers, and by all directors and executive officers of the Company as a group:

                                                                    NUMBER        PERCENT
                             NAME                                  OF SHARES     OWNERSHIP
                             ----                                  ---------     ---------
Kevin J. Bradley(1)...........................................        92,640         .39%
Stephen H. Curran(2)(3).......................................       291,331        1.23%
John C. Holt(3)...............................................       219,810         .93%
Michael R. Kargula(2)(3)......................................       400,230        1.68%
Joseph E. Kasputys(2)(3)......................................     1,894,058        7.60%
Steven Lazarus(1).............................................        92,340         .39%
Patricia G. McGinnis(1).......................................        15,000         .06%
Patrick G. Richmond(2)(3).....................................       127,658         .54%
Robert W. Stewart(1)(4).......................................       108,672         .46%
Constance K. Weaver(1)........................................        22,500         .10%
All directors and executive officers as a group
  (11 persons)(5)(6)..........................................     3,374,251       12.88%

- ---------------
(1) Includes for Messrs. Bradley, Lazarus, and Stewart 92,340, 92,340, and 79,872 Shares, respectively, and for Mdmes. McGinnis and Weaver 15,000 and 22,500 Shares, respectively, which such directors have the right to acquire pursuant to the exercise of the options held by them under the Primark Corporation Stock Option Plan for Non-Employee Directors ("Stock Option Plan for Non-Employee Directors"). Directors who are employees of the Company, or a subsidiary thereof, are not eligible to receive option grants under this plan.

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

(2) Includes 27,028 Shares for each of Messrs. Curran, Kargula, Kasputys, and Richmond allocated to the participant's account under the Primark Corporation Employee Stock Ownership Plan ("ESOP") as to which the participant possesses voting power but not dispositive power.
(3) Includes 1,415,050, 218,810, 246,240, 319,520, and 100,630 Shares subject to stock options exercisable within 60 days of March 1, 1996 held by Messrs. Kasputys, Holt, Curran, Kargula, and Richmond, respectively, which options were granted under various plans of the Company.
(4) Except for the right to acquire 79,872 Shares pursuant to the exercise of stock options held by Mr. Stewart under the Stock Option Plan for Non-Employee Directors, shared voting and shared dispositive power with Mr. Stewart's spouse is claimed with respect to all Shares.
(5) Includes 2,382,090 Shares subject to stock options exercisable within 60 days of March 1, 1996 held by executive officers under various plans of the Company.
(6) Includes 135,140 Shares for all executive officers as a group which are held under the ESOP. As to such Shares, the executive officers possess voting power but do not possess dispositive power. Non-employee directors of the Company are not eligible to participate in this plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     Based on information filed with the Securities and Exchange Commission
("SEC") on Schedules 13D and 13G, the following information as of the dates indicated is set forth below with respect to beneficial owners of more than five percent of the Shares (see also "Security Ownership of Management" starting on page 5 hereof):

                                                    NUMBER                PERCENT OF CLASS
           NAME AND ADDRESS                       OF SHARES              AS OF MARCH 1, 1996
           ----------------               --------------------------     -------------------
Neil J. Weisman........................          1,793,000(1)                    7.6%
139 W. Saddle River Road                    (as of June 12, 1995)
Saddle River, New Jersey 07458

FMR Corp...............................          1,193,000(2)                    5.1%
82 Devonshire Street                      (as of December 31, 1995)
Boston, Massachusetts 02109

- ---------------
(1) Sole voting and sole dispositive power is claimed with respect to 1,793,000 Shares.
(2) Sole voting power is claimed with respect to 859,300 Shares and sole dispositive power is claimed with respect to 1,193,000 Shares.

DIRECTORS' COMPENSATION

     During 1995, each director who was not an employee of the Company or of any of its subsidiaries received as compensation for the director's services an annual retainer of $15,000. Effective February 24, 1995, the fee for each Board meeting and committee meeting attended by a non-employee director was established at $1,500 and $750, respectively; provided, however, that if a committee meeting is held on a date when no Board meeting is held, each non-employee director who is a member of the committee is entitled to receive $1,500 for each such meeting attended. Prior to such date, the fee paid for each Board and committee meeting attended by a non-employee director was $750. In addition, non-employee directors of the Company automatically receive on an annual basis a non-qualified stock option to acquire 7,500 Shares under the Stock Option Plan for Non-Employee Directors. The directors who serve as officers of the Company or of a subsidiary receive no compensation for their services as a director other than their regular salary and benefits.

     The Company maintains the Primark Corporation Supplemental Death Benefit and Retirement Income Plan, which covers certain key officers and non-employee directors of the Company. Under the Primark Corporation Supplemental Death Benefit and Retirement Income Plan, in the event of the death of a non-employee director prior to his or her retirement from the Board, the director's surviving spouse is entitled to a lump sum payment of $150,000 payable at the time of the director's death. The Primark Corporation Supplemental Death Benefit and Retirement Income Plan also provides that a non-employee director can elect to receive either (i) a supplemental retirement benefit of $15,000 annually (payable in monthly installments) for each of the ten years following such director's retirement at age 65 or older, or (ii) a post-retirement death benefit of $150,000 payable to such director's surviving spouse upon the death of the director if such death occurs after the director's retirement on or after attaining age 65. No benefits are to be payable under the plan unless the director has been a member of the Company's Board of Directors for at least five years. Additionally, a non-employee director leaving the Board after a change of control would be entitled to receive a cash payment of $150,000. A non-employee director receiving this payment would not be entitled to receive any other payments under the Primark Corporation Supplemental Death Benefit and Retirement Income Plan.

EXECUTIVE COMPENSATION

     The following table ("Summary Compensation Table") sets forth the compensation paid or awarded for performance during the last three completed fiscal years by the Company or a subsidiary to the Company's chief executive officer and the other four most highly compensated executive officers of the Company.

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM
                                                                                    COMPENSATION
                                                                               ----------------------
                                                 ANNUAL COMPENSATION             AWARDS       PAYOUTS
                                           -------------------------------     ----------     -------
                                                                   OTHER       SECURITIES
                                                                  ANNUAL       UNDERLYING      LTIP       ALL OTHER
            NAME AND                       SALARY      BONUS     COMPENSA-      OPTIONS       PAYOUTS     COMPENSA-
       PRINCIPAL POSITION          YEAR      ($)        ($)       TION($)         (#)           ($)        TION($)
       ------------------          -----   -------    -------    ---------     ----------     -------     ---------
Joseph E. Kasputys...............  1995    584,376    391,804      56,561(1)     101,000(2)         0      115,377(3)
Chairman, President and Chief      1994    568,840    257,035      50,996         40,000            0       52,096
Executive Officer of the Company,  1993    542,500    287,047      59,959              0            0       45,065
and Chairman of TASC
John C. Holt(4)..................  1995    407,535    237,169      (5)            57,000(2)   516,316(6)    30,000(7)
President and Chief Executive      1994    298,415    275,000     227,120        500,000            0            0
Officer of TASC, and Executive     1993      --         --          --            --            --           --
Vice President of the Company
Stephen H. Curran................  1995    204,751     87,531      (5)            14,000            0      114,424(3)
Senior Vice President and Chief    1994    194,863     53,862       --            15,000            0       51,143
Financial Officer of the Company   1993    176,375     49,326       --                 0            0       44,112
Michael R. Kargula...............  1995    234,125    117,791      (5)            37,000(2)         0      114,304(3)
Senior Vice President, General     1994    225,771     77,110       --            20,000            0       51,023
Counsel and Secretary of the       1993    207,500     82,200       --                 0            0       43,992
Company, and Vice President and
General Counsel of TASC
Patrick G. Richmond(8)...........  1995    178,875     73,915      (5)            81,000(2)         0      112,500(3)
Vice President of Corporate        1994    161,000     44,519       --            12,000            0       49,219
Development of the Company         1993    156,251     36,384       --                 0            0       42,188

- ---------------

(1) The amount includes $35,395 for fiscal year ended December 31, 1995 for imputed interest relating to a certain loan by the Company to Mr. Kasputys for payment of income taxes in connection with the grant of stock to Mr. Kasputys under the Primark Corporation 1988 Incentive Plan ("Incentive Plan"). Such loan is interest-free; evidenced by promissory notes; secured by 100,000 Shares; and, subject to annual repayments, is fully payable on December 31, 1998 in accordance with the employment agreement between Mr. Kasputys and the Company, which employment agreement is further discussed on page 18 hereof. The largest aggregate amount of indebtedness outstanding thereunder in 1995 was $574,791, of which $509,121 was outstanding on March 20, 1996.

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

(2) Includes 51,000, 32,000, 18,000 and 11,000 Shares subject to option for Messrs. Kasputys, Holt, Kargula, and Richmond, respectively, which options vest in three annual installments commencing in 1996, and were granted in recognition of such executive officer's agreement to accept a 50% reduction in the amount of their respective merit increases in fiscal years 1995, 1996 and 1997. Also includes 25,000 and 60,000 Shares subject to option for Messrs. Holt and Richmond, respectively, that vest in three annual installments commencing in 1996.

(3) Includes $112,500 representing the value of 3,750 Shares of Company
    Common Stock on December 31, 1995 which Shares have been allocated to Messrs. Kasputys', Curran's, Kargula's, and Richmond's respective accounts under the ESOP (the Company's only qualified retirement plan). Includes $2,877, $1,924 and $1,804 for Messrs. Kasputys, Curran, and Kargula, respectively, representing the premium amounts paid by the Company for executive life insurance on behalf of such executive officers. In connection with the Company's relocation of its corporate offices, the Company provided Mr. Curran with two loans totalling $250,000 bearing interest at a weighted interest rate of 7.95% per annum. In August 1995, Mr. Curran repaid $196,682 to the Company, which resulted in an outstanding principal balance of $64,457 under these loans as of December 31, 1995. Such balance plus interest was repaid on January 31, 1996.

(4) Mr. Holt was not employed by the Company or any subsidiary during fiscal year 1993 and was employed by TASC for a partial year during fiscal year 1994.

(5) While the executive officers received other compensation in the form of perquisites, such perquisites do not exceed the lesser of $50,000 or ten percent of each executive officer's total annual salary and bonus for 1995 as reported for such executive officer herein.

(6) Pursuant to the terms of the Employment Agreement dated February 28, 1994 (the "Holt Employment Agreement"), Mr. Holt was entitled to a long-term incentive cash payment if TASC achieved a certain specified aggregate growth in its "economic value-added" ("EVA"). The Holt Employment Agreement was amended in the summer of 1995 (the "1995 Amendment"). On February 29, 1996, the 1995 Amendment and the EVA provisions in the Holt Employment Agreement were cancelled. Since $621,490 of future value (owed after 1998) had been earned by Mr. Holt for 1995 performance under the 1995 Amendment, Mr. Holt was paid the present value of that amount. See "Approval of Long-Term Incentive Agreement" on pages 19 to 22 for a further discussion.

(7) Includes $18,295 and $11,705 allocated to Mr. Holt's account under the TASC Profit Sharing and Stock Ownership Plan and the TASC Supplemental Employee Retirement Plan, respectively, for the fiscal year ended December 31, 1995.

(8) In connection with the exercise of stock options and pursuant to the terms of the Primark Corporation Stock Option Plan As Amended And Restated As Of April 1, 1991, Mr. Richmond borrowed $114,375 from the Company on November 28, 1995, which was repaid in full, plus interest at an annual rate of 5.71%, on December 6, 1995.

                       OPTION GRANTS IN LAST FISCAL YEAR

     Set forth below is information concerning the grant of stock options to each of the persons named on the Summary Compensation Table during 1995.

                                                                                          GRANT DATE
                                                INDIVIDUAL GRANTS                            VALUE
                         ---------------------------------------------------------------  -----------
                          NUMBER OF       % OF TOTAL
                          SECURITIES       OPTIONS
                          UNDERLYING      GRANTED TO    EXERCISE OR                       GRANT DATE
                           OPTIONS        EMPLOYEES      BASE PRICE       EXPIRATION        PRESENT
         NAME             GRANTED(#)    IN FISCAL YEAR     ($/SH)            DATE         VALUE($)(1)
         ----            ------------   --------------  ------------  ------------------  -----------
Joseph E. Kasputys.....  50,000(2)           7.83           14.00     February 23, 2005     426,000
                         51,000(3)(4)        7.98           14.00     February 23, 2005     434,520
John C. Holt...........  25,000(4)           3.91           14.00     February 23, 2005     213,000
                         32,000(3)(4)        5.01           14.00     February 23, 2005     272,640
Stephen H. Curran......  14,000(2)           2.19           14.00     February 23, 2005     119,280
Michael R. Kargula.....  19,000(2)           2.97           14.00     February 23, 2005     161,880
                         18,000(3)(4)        2.82           14.00     February 23, 2005     153,360
Patrick G. Richmond....  10,000(2)           1.57           14.00     February 23, 2005      85,200
                         11,000(3)(4)        1.72           14.00     February 23, 2005      93,720
                         60,000(5)           9.39           18.25         July 24, 2005     640,200

- ---------------

(1) As suggested by the SEC's rules on executive compensation disclosure, the Company used the Black-Scholes model of option valuation to determine grant date present value. The Company does not advocate or necessarily agree that the Black-Scholes model can properly determine the value of an option.

(2) The stock options have a ten-year term and were exercisable as of February 24, 1995.

(3) The stock option was granted in recognition of the executive officer's agreement to accept a 50% reduction in the amount of such officer's merit increase in 1995, 1996, and 1997.

(4) The stock options have a ten-year term and vest in three equal annual installments with the first installment having vested on February 24, 1996.

(5) The stock options have a ten-year term and vest in three equal annual installments with the first installment vesting on July 25, 1996.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                           FISCAL YEAR-END OPTION VALUES

     Set forth below is information concerning the value of unexercised in-the-money stock options held on December 31, 1995 by each person named in the Summary Compensation Table.

                                                                NUMBER OF
                                                          SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                          SHARES                           UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                         ACQUIRED                             AT FY-END(#)                AT FY-END($)(2)
                            ON            VALUE        ---------------------------   --------------------------
          NAME          EXERCISE(#)   REALIZED($)(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE  UNEXERCISABLE
          ----          -----------   --------------   -----------   -------------   -----------  -------------
Joseph E. Kasputys......   270,140       5,217,484       1,358,220       51,000      32,031,141       816,000
John C. Holt............    94,776       1,781,343         100,000      457,000       1,650,000     7,512,000
Stephen H. Curran.......    53,612         805,873         235,240            0       5,533,000             0
Michael R. Kargula......    79,756       1,265,450         300,580       18,000       7,058,001       288,000
Patrick G. Richmond.....    15,000         292,500          87,000       71,000       1,696,750       881,000

- ---------------

(1) The "Value Realized" is equal to the difference between the option exercise price and the fair market value of the Company's Common Stock on the New York Stock Exchange ("NYSE") on the date of exercise.
(2) The value is based upon the $30.00 closing price of a share of the Company's Common Stock on the NYSE at December 31, 1995, minus the exercise price.

COMPENSATION COMMITTEE REPORT

     The Compensation Committee ("Committee") establishes the salaries and other direct compensation payable to the executive officers of the Company and has oversight responsibility for administering certain incentive plans applicable to such employees. In this connection, the Committee regularly reviews the Company's executive compensation programs and policies; establishes the Company's strategic compensation objectives; and monitors and evaluates the design and effectiveness of the Company's executive compensation programs. The Committee believes that executive compensation should not be based strictly on mechanical formulas, statistical data or the like, since the rigid application of such quantitative performance measures would eliminate important qualitative factors critical to long-term strategic performance. Instead, it is the Committee's view that the discretion to apply business judgments is critical to executive compensation programs that relate compensation to performance. Accordingly, no assigned weight is given to the factors reviewed by the Committee with regard to compensation adjustment for executive officers and the chief executive officer of the Company. All members of the Committee are non-employee directors of the Company. At the request of the Committee, a nationally-recognized, independent compensation consulting firm was retained by the Company in early 1996 to analyze the compensation of the Company's executive officers.

     Through the assistance of such compensation consulting firm, competitive salary levels comparable to other well-managed companies and a salary structure reflecting internal equity among employees are set as the cornerstones of the Company's compensation policies. In addition to the foregoing, the compensation program for executive officers has been designed to:

     - reward the achievement of strategic business initiatives and goals

     - align a portion of compensation with the Company's overall corporate performance

     - attract and retain talented executives who are critical to the Company's long-term growth and success

     - align the interests of executive officers with the long-term interests of shareholders

     The Committee seeks to align total compensation for the Company's executive officers with corporate performance, and for this reason a significant portion of executive compensation is variable. The key elements of the Company's direct compensation to executive officers consist of base salary, an annual incentive, and a long-term incentive as further discussed below.

  Base Salary

     Generally, base salaries of executive officers first entering the position are above the starting salaries for such officers at comparable companies reflecting the high standards the Company sets in recruiting and promoting officers. Adjustments are considered to account for individual experience, internal equity and external market comparisons. Increases to base salary are determined by a subjective analysis which takes into account Company performance in the general sense, a perception of the executive's individual performance during the annual evaluation period, future potential, and competitive compensation conditions. Moreover, current market data and compensation trends for comparable companies are taken into account. With respect to the measurement of an executive officer's individual performance, consideration is given to such officer's scope of responsibility; the officer's demonstrated contribution and commitment to achieving the Company's strategic objectives and direction, both individually and as a member of a management team; and the day-to-day effectiveness of each executive in managing the Company's business. For fiscal year 1995, the Committee gave particular consideration to job responsibilities, including the continued need for certain executive officers to fulfill critical functions at subsidiaries by providing direct operational and administrative support; management's continuing efforts at transitioning the Company to operate as a global entity in a competitive worldwide market; and the need to retain the executive officer's talent to manage and build the Company's various lines-of-business in a rapidly changing marketplace.

     The key performance measurements relied upon by the Committee in determining the chief executive officer's compensation for 1995 was its assessment of the chief executive officer's ability and dedication to enhancing the long-term value of the Company by continuing to provide the leadership and vision that he has provided throughout his tenure as chief executive officer. In addition to the factors described above, the Committee also considered the following in determining the chief executive officer's 1995 compensation: the complexity and variation of the lines-of-business of the Company; the extent to which strategic business plan goals were met; his contribution in achieving long-term financial and non-financial objectives; and the level of compensation paid to chief executives with comparable levels of experience, responsibilities, and qualifications.

  Annual Incentive

     In general, the Company's annual incentive plan is comprised of a cash bonus plan. Payment to executive officers under such plan in 1995 was measured by the Company's achievement of certain pre-determined net income goals. The net income goals for the Company and its subsidiaries are recommended to the Committee by senior management on the basis of a corporate plan. Based on the plan prepared by each subsidiary, the corporate plan is reviewed and approved by the Board of Directors. The net income goals are subject to adjustment for acquisitions, dispositions, or other significant events not contemplated by the corporate plan. If the net income goals are met, awards to executive officers range from 20 percent to 60 percent of salary. The amount of bonus may increase or decrease depending upon the extent by which actual results vary from the net income goals, provided, however, that except for the chief executive officer, no executive officer participating in the annual incentive plan may receive bonus payments totalling more than 150 percent of the target bonus amount.

     For Mr. Holt, the amount of bonus payable is based on the extent to which objective performance goals have been achieved. Such performance goals are based on selected subsidiary financial goals, individual goals, and corporate goals. If the specified goals are met, Mr. Holt is eligible to receive an annual bonus of 40 percent of his salary. The amount of bonus may increase or decrease depending upon the extent by which actual results vary from the specified goals. In no event, however, will Mr. Holt's bonus for any year be less than $100,000 or greater than 100 percent of his salary.

     The bonus amount payable to the chief executive officer of the Company is determined and calculated in the same manner as described above with respect to the Company's cash bonus plan, except that in no event shall such bonus be greater than his annual salary or be less than $120,000 per year ("Annual Guaranteed Bonus").

  Long-Term Incentive

     The grant of stock options is the principal long-term program utilized by the Company to attract and retain talented executive officers and to strengthen the mutuality of interest between such officers and shareholders of the Company. Generally, stock options are granted at 100 percent of the fair market value of the Common Stock on the date of grant to ensure that executives are rewarded only for appreciation in the price of such stock. While all executive officers are eligible to receive stock options, participation in each annual grant, as well as the size of the grant, is determined through a subjective analysis of individual performance, corporate performance in the general sense, a perception of an executive officer's future potential, and competitive practices. In addition, in determining the size of the grant, the Committee in 1995 recognized the voluntary agreement by certain executive officers to accept a 50 percent reduction in the amount of their respective merit increases for 1995, 1996, and 1997. In accordance with the Committee's philosophy on executive compensation and with consideration of the foregoing factors, options were granted to the chief executive officer and other executive officers at levels consistent with past practices.

  Conclusion

     The Committee believes that the Company's executive compensation programs closely align each executive's total compensation with individual and corporate performance and shareholder returns, while providing a balanced compensation mix between base pay and incentives that is market and performance driven. With respect to the provisions of the Internal Revenue Code of 1986, as amended ("Code") limiting the deductibility of executive compensation in excess of $1 million, the Company has not adopted a policy that requires the Committee to qualify executive compensation for deductibility under the Code. The Committee believes that the tax impact of any compensation arrangement should not be the dispositive factor in such determination but may be considered in light of overall compensation philosophy. Accordingly, although the Committee intends to establish executive officer compensation programs that maximize tax deductions, it will do so only when such actions are consistent with its compensation philosophy and the best interests of the Company and its shareholders. Consistent with the foregoing philosophy, the Committee does consider the net cost to the Company in making compensation decisions.

Compensation Committee

Kevin J. Bradley, Chairman          Steven Lazarus          Patricia G. McGinnis

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors ("Committee") is composed entirely of non-employee directors. The three directors comprising the Committee are Mr. Kevin J. Bradley, Chairman, Mr. Steven Lazarus, and Ms. Patricia G. McGinnis.

     Mr. Lazarus, a director of the Company and a member of the Committee, is the Chief Executive Officer of HealthQual Systems Corporation ("HealthQual"). HealthQual is controlled by ARCH and one of its affiliates. On May 2, 1991, the Company entered into a Secured Convertible Note Purchase Agreement with HealthQual pursuant to which the Company made a loan to HealthQual in the aggregate principal amount of $250,000, bearing interest at the rate of ten percent per annum. Such loan is due and payable on May 1, 1996 and so long as any amount is payable thereunder, the Company has the right to convert any amount payable under the loan into shares of Series B Preferred Stock of HealthQual at the stated conversion price. Mr. Lazarus has disqualified himself from taking part in any action with respect to HealthQual by the Board of Directors of the Company.

                               PERFORMANCE GRAPHS

     Set forth below are two line graphs comparing the cumulative total shareholder return on the Company's Common Stock with the cumulative total return of the Standard & Poor's ("S&P") 500 Index and the S&P High Technology Composite Index.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                 AMONG PRIMARK CORPORATION, S&P 500 INDEX, AND
                     S&P HIGH TECHNOLOGY COMPOSITE INDEX(1)

                                 [LINE CHART]
                                        1990    1991    1992    1993    1994    1995
                                        ----    ----    ----    ----    ----    ----
PRIMARK CORPORATION                     100     160     223     170     198     453
S&P 500 INDEX                           100     130     140     155     157     215
S&P HIGH TECHNOLOGY COMPOSITE INDEX     100     114     119     146     170     245

- ---------------

(1) Assumes that the value of the investment in Primark Common Stock and each index was $100 on December 31, 1990 and that all dividends were reinvested.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                 AMONG PRIMARK CORPORATION, S&P 500 INDEX, AND
                     S&P HIGH TECHNOLOGY COMPOSITE INDEX(1)
                       DURING THE TENURE OF THE COMPANY'S
                           CHIEF EXECUTIVE OFFICER(2)

                                 [LINE CHART]

                                        1987    1988    1989    1990    1991    1992    1993    1994    1995
                                        ----    ----    ----    ----    ----    ----    ----    ----    ----
PRIMARK CORPORATION                     100     162     232     162     260     361     275     321     734
S&P 500 INDEX                           100     117     154     149     194     209     230     233     321
S&P HIGH TECHNOLOGY COMPOSITE INDEX     100     102     100     102     117     122     150     174     251

- ---------------

(1) Assumes that the value of the investment in Primark Common Stock and each index was $100 on December 31, 1987 and that all dividends were reinvested.

(2) Prior to May 1988, Primark was a public utility holding company since it owned all of the issued and outstanding common stock of Michigan Consolidated Gas Company ("MichCon"). In May 1988, the Company distributed to its shareholders approximately 95 percent of the outstanding common stock of MichCon and, thereafter, sold the remaining five percent of such shares. For purposes of this Performance Graph and in accordance with the SEC's interpretations, the spin off of MichCon by the Company has been treated as a special dividend and is reflected in the Performance Graph in accordance with the rules adopted by S&P for special dividends, with the value of such dividends assumed to be reinvested in the Company's Common Stock.

EMPLOYMENT AGREEMENTS AND OTHER ARRANGEMENTS

     The Company has entered into an employment agreement with Mr. Kasputys which provides for a term of employment expiring December 31, 1998 at a minimum annual salary of $493,000, and makes him eligible for an annual bonus the amount of which is based on the extent to which the Company's performance goals have been met. Mr. Kasputys has agreed that at least 50 percent of his Annual Guaranteed Bonus after taxes shall be paid to the Company in partial satisfaction of his payment obligations under promissory notes that he has with the Company. If Mr. Kasputys' employment with the Company is terminated "without cause" (as defined in the employment agreement), the Company is obligated under the employment agreement to make a lump sum cash payment to him equal to two times his then annual salary plus the bonus paid to him in the year prior to the termination. Such bonus will be pro-rated for the time Mr. Kasputys worked in the year of termination. The Company will also provide health, life, and disability insurance for two years, and all stock options would become immediately exercisable. The employment agreement also provides Mr. Kasputys with the right to receive at retirement a total annual pension for life equal to 55 percent of his final annual salary ("Retirement Compensation"). In the event Mr. Kasputys predeceases his spouse, his spouse would receive for life 60 percent of that which Mr. Kasputys would otherwise be entitled to receive. In the event of disability, Mr. Kasputys would be entitled to receive his Retirement Compensation reduced by two percent for each full year not worked by Mr. Kasputys prior to age 62. Mr. Kasputys is entitled to participate in any Company plan relating to pension, group life insurance, medical coverage, education, or other retirement or employee benefits that the Company has adopted or may adopt for the benefit of its executive officers. He is also entitled to financial planning assistance up to $10,000 per annum. See "Summary Compensation Table."

     The Company and TASC have entered into the Holt Employment Agreement pursuant to which Mr. Holt is employed as President and Chief Executive Officer of TASC until December 31, 1998 at a minimum annual salary of $400,000. If Mr. Holt's employment with TASC is terminated other than for "cause" (as defined in the Holt Employment Agreement), TASC is obligated under the Holt Employment Agreement to make a lump sum cash payment to him equal to two times the amount of his then annual salary plus, if such termination occurs during 1997 or 1998, an additional cash payment based upon the growth in EVA commencing in 1996 for the number of full calendar years during which Mr. Holt was actually employed by TASC. He would also be entitled to a lump sum cash payment of $150,000 from the Company in lieu of receiving any supplemental death and retirement benefits from the Company and all stock options would become immediately exercisable. Mr. Holt is entitled to participate in any TASC plan relating to pension, profit sharing, group life insurance, medical coverage, education, or other retirement or employee benefits that TASC has adopted or may adopt for the benefit of its executive officers. He is also entitled to be provided with an automobile for business use or an automobile allowance in lieu thereof; financial planning assistance up to $5,000 annually; and a lump sum cash payment of $200,000 to help offset certain expenses associated with the Holt Employment Agreement. Under the Holt Employment Agreement, Mr. Holt is subject to certain non-compete and nondisclosure provisions for the periods stated therein following the termination of the Holt Employment Agreement. See "Summary Compensation Table" and "Approval of Long-Term Incentive Agreement."

     Messrs. Curran and Kargula receive certain non-contributory supplemental death and retirement benefits. The pre-retirement death benefit payable to the executive's surviving spouse will equal, per annum, 50 percent of the executive's final salary until such time as the executive would have reached age 65; thereafter, payments will equal, per annum, 20 percent of such salary until the executive would have reached age 75. At retirement the executive may elect to receive (i) supplemental retirement income equal to 20 percent of such executive's final salary for each of the first ten years following retirement; or (ii) other available post-retirement benefits which are actuarially equivalent to the foregoing ten-year payment option. Although the supplemental death and retirement benefits are paid solely from general corporate assets, it is expected that such costs would be recovered over time through Company-owned life insurance on the participants.

     Each of the executive officers named in the Summary Compensation Table have entered into change of control agreements. In the event of a change of control of the Company, the change of control agreements provide that the Company will pay to the executive an amount generally equal to three times the average annual compensation paid to such executive during the preceding five years if the executive's employment is terminated by the Company without cause within three years after a change of control. The change of control agreements may be unilaterally rescinded or amended by the Board of Directors of the Company without the consent of the executive prior to a change of control or events potentially leading to a change of control.

APPROVAL OF LONG-TERM INCENTIVE AGREEMENT (ITEM 2)

     The Company and Mr. Holt have previously entered into the Holt
Employment Agreement that was approved by the Company's shareholders on May 25, 1994. The Holt Employment Agreement was submitted to shareholders for approval in order to preserve for the Company the deductibility of executive compensation in excess of $1,000,000 as provided in Section 162(m) of the Code. Pursuant to the terms of the Holt Employment Agreement, as approved by the shareholders, Mr. Holt was entitled to a long-term incentive cash payment if TASC achieved an aggregate growth in its "economic value-added" ("EVA"), as such term is defined in the Holt Employment Agreement, of more than 10 percent per year (the "EVA bonus"). In general, if the aggregate amount of EVA grew at an annual rate of 30 percent or more over the five-year period ending December 31, 1998, the maximum EVA bonus payable would be $5,000,000. If the EVA grew at an annual rate of more than 10 percent but less than 30 percent, the cash payment would be interpolated between zero and the $5,000,000 maximum amount. Under the Holt Employment Agreement, Mr. Holt would forfeit the EVA bonus under certain specified conditions.

     The EVA performance period and criteria contained in the Holt Employment Agreement were intended to tie the payment of the EVA bonus to Mr. Holt's performance as Chief Executive Officer of TASC and increases in the value of TASC and shareholder wealth. Since entering into the Holt Employment Agreement, the Company and TASC have determined that using the full five-year performance period and EVA criteria contained in the Holt Employment Agreement to determine Mr. Holt's eligibility for an EVA bonus and the amount of any such bonus would penalize Mr. Holt for operations and strategic decisions made prior to his becoming Chief Executive Officer of TASC. In order to correct this unintentional result and provide Mr. Holt with an effective incentive, the Holt Employment Agreement was amended in the summer of 1995 to commence a new four-year performance period on January 1, 1995 (the "1995 Amendment"). The 1995 Amendment required EVA to grow at an annual rate of 32 percent over the four-year period to earn the $5,000,000 maximum payment. Following approval of the 1995 Amendment by the Compensation Committee of the Board of Directors, the Internal Revenue Service in December of 1995 promulgated final regulations relating to Section 162(m) of the Code. Under these regulations, any agreement or amendment that establishes or modifies performance goals must be entered into within 90 days of the start of the relevant performance period in order to preserve the deductibility of executive compensation in excess of $1,000,000 under an exception for performance-based compensation. The Company and TASC sought, but were unable to obtain from the Internal Revenue Service, a change in the final regulations to Section 162(m) that would have allowed the 1995 Amendment to qualify under the exception for performance-based compensation, even though this amendment was entered into more than 90 days after the start of the relevant performance period, i.e. January 1, 1995. In response to this development, and in order to insure that a performance-based incentive for Mr. Holt satisfies the requirements for deductibility under Section 162(m) of the Code, the Company, TASC, and Mr. Holt entered into a new Long-Term Incentive Agreement dated as of February 29, 1996 (the "Long-Term Incentive Agreement") and that Long-Term Incentive Agreement is being submitted for shareholder approval. Under the Long-Term Incentive Agreement, the commencement date for the new three-year performance period has been established as January 1, 1996 (which complies with the 90-day requirement of Section 162(m) of the Code described above). Since $621,490 of future value (owed after 1998) had been earned by Mr. Holt for 1995 performance under the

1995 Amendment, Mr. Holt was paid in early 1996 the present value of that amount, applying a 6.375 percent discount rate, or $516,316, and the EVA provisions in the Holt Employment Agreement and the 1995 Amendment were cancelled.

     Under the Long-Term Incentive Agreement, Mr. Holt would be entitled to a cash payment if TASC achieves a certain cumulative amount of EVA from January 1, 1996 through December 31, 1998. EVA is defined as operating income before goodwill and other acquisition costs arising from acquisitions made prior to 1995 minus interest expense incurred by TASC (plus any interest income accrued by TASC) and minus a capital charge. Interest includes interest expense associated with external debt, inter-company loans and capital leases. The capital charge is calculated annually as 10 percent of the average of the net book value of TASC from the opening to the close of the year. If the aggregate amount of EVA grows, on a cumulative basis, at an annual compound rate of 32.57 percent or more over the three-year period ending December 31, 1998, the maximum EVA bonus payable would be $4,379,000. If the EVA grows, on a cumulative basis, at an annual compound rate of more than 10 percent but less than 32.57 percent, the EVA bonus payable would be interpolated between zero and the $4,379,000 maximum amount. If the amount payable to Mr. Holt exceeds $2,000,000, TASC may make the payment in three equal annual installments, with interest at one percent over prime, beginning not later than March 31, 1999. No payment will be due if the actual EVA grows at a 10 percent or less annual rate for the entire three-year performance period contained in the Long-Term Incentive Agreement. EVA and cumulative EVA amounts are reduced for expenses incurred and/or accrued under the Long-Term Incentive Agreement. In addition, the impact of the settlement of any items shall be excluded from the computation of EVA but only to the extent of the amount of the reserve that may have been established prior to 1996 to cover any such settlement. With respect to other reserves, EVA is to be calculated using consistently applied methodologies in determining and recording such reserves. The expenses incurred by TASC to satisfy a judgment in, or to settle, a lawsuit or proceeding in which TASC was involved as of February 28, 1994, the date Mr. Holt entered into the Holt Employment Agreement, shall be added to EVA. Mr. Holt will forfeit any amounts that he may have earned under this Long-Term Incentive Agreement if (i) he terminates his employment with TASC prior to December 31, 1998 or his employment with TASC is terminated for "cause" as that term is defined in the Holt Employment Agreement; or (ii) TASC does not achieve an annual compound growth rate of EVA, on a cumulative basis, of greater than 10 percent for the three-full years ended December 31, 1998. If Mr. Holt's employment with TASC is terminated without cause in 1997 or 1998, TASC is obligated to make a cash payment (in addition to any other severance amount payable under the Holt Employment Agreement) based upon the EVA which has been generated in 1996 through the last full calendar year in which Mr. Holt is employed by TASC; provided, however, that the annual compound growth rate of such EVA is in excess of 10 percent.

REQUISITE VOTE

     The affirmative vote of the holders of a majority of the Shares present or represented and entitled to vote at the Annual Meeting of Shareholders is required for approval of the Long-Term Incentive Agreement.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS SHAREHOLDER APPROVAL OF THE LONG-TERM INCENTIVE AGREEMENT.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS (ITEM 3)

     Subject to ratification by the shareholders, the Board has selected Deloitte & Touche LLP as independent auditors to audit the financial statements of the Company and its subsidiaries for the year ending December 31, 1996. Deloitte & Touche LLP has served as the Company's auditors since 1986. A representative of Deloitte & Touche LLP will be present at the Annual Meeting of Shareholders and will have an opportunity to make a statement and respond to appropriate questions. If the appointment is not ratified, the Board will appoint another firm as the independent auditors for the year ending December 31, 1996.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THE RATIFICATION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS TO AUDIT THE FINANCIAL STATEMENTS OF THE COMPANY AND ITS SUBSIDIARIES FOR THE YEAR ENDING DECEMBER 31, 1996.

COST OF SOLICITATION OF PROXIES

     The cost of soliciting Proxies will be borne by the Company and the solicitation will be made by use of the mails, personally, or by telephone, telex, or facsimile by officers, directors, and regular employees of the Company and its subsidiaries who will not be additionally compensated therefore. The firm of McCormick & Pryor Ltd. has been retained to assist with the solicitation of broker and nominee Proxies at a cost of approximately $7,500. The Company will also reimburse banks, brokers, nominees, and other fiduciaries for reasonable expenses incurred by them in forwarding the Proxy material to the beneficial owners of Shares.

SHAREHOLDER PROPOSALS

     Any shareholder proposal intended for inclusion in the Company's Proxy Statement and form of Proxy relating to the Company's 1997 Annual Meeting of Shareholders must be received by the Secretary of the Company at 1000 Winter Street, Suite 4300, Waltham, Massachusetts 02154, not later than December 5, 1996. Nothing in this paragraph shall be deemed to require the Company to include in its Proxy Statement and form of Proxy for such meeting any shareholder proposal that does not meet the requirements of the SEC in effect at the time.

                                                                       NOTICE OF
                                                                  ANNUAL MEETING
                                                                 OF SHAREHOLDERS
                                                                    MAY 22, 1996
                                                                             AND
                                                                 PROXY STATEMENT

                                                                     [LOGO]
                                                                   CORPORATION

PROXY                          PRIMARK CORPORATION
                         1000 WINTER STREET, SUITE 4300
                          WALTHAM, MASSACHUSETTS 02154

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The signatory(ies) hereto appoint Joseph E. Kasputys, Michael R. Kargula and Stephen H. Curran, and each of them, as Proxies, with the power of substitution, to vote all shares of Common Stock of Primark Corporation held of record by the signatory(ies) on March 27, 1996, at the 1996 Annual Meeting of Shareholders to be held on May 22, 1996, or any adjournments thereof.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS AND "FOR" THE PROPOSALS. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE
                                                              ----------------
                                                                 SEE REVERSE
                                                                    SIDE
                                                              ----------------

/X/ PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE.


1.  Election of Directors:

NOMINEES:  Kevin J. Bradley, John C. Holt, Joseph E.
Kasputys, Steven Lazarus, Patricia G. McGinnis, Robert W.
Stewart, and Constance K. Weaver.

                      FOR                   WITHHELD
                     /  /                     /  /



________________________________________
For all nominees except as noted above


                                              FOR     AGAINST      ABSTAIN
2.  PROPOSAL TO APPROVE THE LONG-             /  /     /  /         /  /
    TERM INCENTIVE AGREEMENT DATED
    AS OF FEBRUARY 29, 1996 WITH MR.
    JOHN C. HOLT, the President and
    Chief Executive Officer of TASC,
    Inc. and Executive Vice President
    and a director of Primark Corporation:

                                              FOR     AGAINST      ABSTAIN
3.  PROPOSAL TO RATIFY THE SELECTION          /  /     /  /         /  /
    OF DELOITTE & TOUCHE LLP as
    independent auditors for the year
    ending December 31, 1996:


4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

                          MARK HERE    /  /
                         FOR ADDRESS
                          CHANGE AND
                         NOTE AT LEFT

NOTE: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, personal representative, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.


Signature:______________________________________ Date________________________



Signature:______________________________________ Date________________________

                              PRIMARK CORPORATION
                         1000 WINTER STREET, SUITE 4300
                          WALTHAM, MASSACHUSETTS 02154

   THIS VOTING AUTHORIZATION IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     I hereby acknowledge receipt of the proxy soliciting material relative to the Annual Meeting of Shareholders of Primark Corporation called for May 22, 1996. As to my interest in the Common Stock of Primark Corporation held by NationsBank, N.A. as Trustee under the Primark Corporation Employee Stock Ownership Plan, I hereby instruct the Trustee to vote in accordance with the directions on this card.

     THIS VOTING AUTHORIZATION WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS VOTING AUTHORIZATION WILL BE VOTED IN THE SAME PROPORTION AS DIRECTED SHARES OF PRIMARK CORPORATION COMMON STOCK UNDER THE PLAN ARE VOTED WITH RESPECT TO THE ELECTION OF DIRECTORS AND WITH RESPECT TO THE PROPOSALS. PLEASE MARK, SIGN, DATE AND RETURN THE VOTING AUTHORIZATION CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE
                                                              ----------------
                                                                 SEE REVERSE
                                                                    SIDE
                                                              ----------------

/X/ PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE.


1.  Election of Directors:

NOMINEES:  Kevin J. Bradley, John C. Holt, Joseph E.
Kasputys, Steven Lazarus, Patricia G. McGinnis, Robert W.
Stewart, and Constance K. Weaver.

                      FOR                   WITHHELD
                     /  /                     /  /



________________________________________
For all nominees except as noted above


                                              FOR     AGAINST      ABSTAIN
2.  PROPOSAL TO APPROVE THE LONG-             /  /     /  /         /  /
    TERM INCENTIVE AGREEMENT DATED
    AS OF FEBRUARY 29, 1996 WITH MR.
    JOHN C. HOLT, the President and
    Chief Executive Officer of TASC,
    Inc. and Executive Vice President
    and a director of Primark Corporation:

                                              FOR     AGAINST      ABSTAIN
3.  PROPOSAL TO RATIFY THE SELECTION          /  /     /  /         /  /
    OF DELOITTE & TOUCHE LLP as
    independent auditors for the year
    ending December 31, 1996:


4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

                          MARK HERE    /  /
                         FOR ADDRESS
                          CHANGE AND
                         NOTE AT LEFT


Signature:______________________________________ Date________________________



Signature:______________________________________ Date________________________

PRIMARK


- --------------------------------------------------------------------------------
Employee Stock Ownership Plan                            Primark Corporation
                                                         1000 Winter Street
                                                         Suite 4300
                                                         Waltham, MA 02154
                                                         (617) 466-6611

April 4, 1996

Participant in the Primark Corporation
Employee Stock Ownership Plan
Primark Corporation
1000 Winter Street
Suite 4300
Waltham, MA 02154


RE:  PRIMARK ANNUAL MEETING - 1996
     -----------------------------

Dear Participant:


This is to advise you of your right under the Primark Corporation Employee Stock Ownership Plan to direct the Trustee to vote your interest in the Common Stock of Primark Corporation held by the Trustee under the plan at this year's Annual Meeting of Shareholders. Shareholders of record at the close of business on March 27, 1996 will be entitled to vote at the meeting. Any shares for which the Trustee has not received instructions from Employee Stock Ownership Plan members will be voted in the same proportion as directed shares of Primark Corporation Common Stock under the plan are voted. Thus, it is important that you send your instruction to the Trustee promptly.

Enclosed is a copy of Primark's Annual Report for the year 1995, the notice of the annual meeting which is to be held on May 22, 1996, and the related proxy material. YOU MAY EXERCISE YOUR RIGHT TO VOTE BY SPECIFYING YOUR CHOICES ON THE ENCLOSED VOTING AUTHORIZATION CARD AND SIGNING, DATING, AND RETURNING IT IN THE ENCLOSED ENVELOPE. THE TRUSTEE WILL COMPLY WITH YOUR INSTRUCTIONS AND TREAT THEM IN COMPLETE CONFIDENCE.

Very truly yours,


Employee Stock Ownership Plan Committee


    /s/ Michael R. Kargula
By: ________________________________
    Michael R. Kargula

Enclosures